Exhibit 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to the references to our firm in the form and context in which they appear in the Annual Report on Form 10-K of PEDEVCO Corp. (the “Company”) for the year ended December 31, 2017 (including, but not limited to, the notes to the financial statements included therein) (the “Annual Report”).

We further consent to the inclusion and use in the Annual Report of our report dated February 6, 2018, entitled “PEDEVCO Corp. Reserve Report” (the “Report”), and the information from our Report contained in the Annual Report and the filing of the Report as Exhibit 99.1 to the Annual Report.

We also consent to the incorporation by reference in (a) Registration Statement No. 333-192002 on Form S-8 of the Company, (b) Registration Statement No. 333-214415 on Form S-3 of the Company, (c) Registration Statement No. 333-201098 on Form S-8 of the Company, (d) Registration Statement No. 333-207529 on Form S-8 of the Company, (e) Registration Statement No. 333-215349 of the Company on Form S-8 and (f) Registration Statement No. 333-215349 on Form S-8 of the Company, of the Report and all references to our firm and the information from our Report.

Tenet Advisory Group, LLC State of Texas Registration No. F-18903

By:	/s/ Joe C. Bullard
Name:	Joe C. Bullard
Title:	Managing Partner, Tenet Advisory Group, LLC

Tenet Advisory Group, LLC
7700 W Hwy 71, Suite 300
Austin, TX 78735

March 29, 2018